Exhibit 10.4
GREEN PLAINS INC.
PERFORMANCE SHARE UNIT AGREEMENT
This Performance Share Unit Agreement (the “Agreement”) is made this ___ day of ____, 20__ to ______________ (the “Grantee”) and evidences the grant by Green Plains Inc. (the “Company”) of a Performance Share Unit Award (the “Award”) to the Grantee on the date hereof (the “Date of Grant”) pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”). By accepting the Award, the Grantee agrees to be bound in accordance with the provisions of this Agreement and the Plan. Capitalized terms used but not defined herein shall have the same meaning as in the Plan.
1.    Units Awarded. The Grantee is hereby awarded ______ performance share units (“Units”), based on the closing price on ____ __, 20__ of $____. Each Unit represents the right to earn one share of the Company’s Common Stock, $0.001 par value per share (“Stock”), subject to the conditions set forth in this Agreement. The number of Units that the Grantee actually earns for the Performance Period (defined below) will be determined by the level of achievement of the Performance Goals in accordance with Appendix A.
This Award is not effective unless accepted by the Grantee in the E*Trade system.
2.    Performance Period. The term “Performance Period” means the period set forth in Appendix A and ending on December 31, 20__.
3.    Performance Goals.
(a)    The number of Units earned by the Grantee for the Performance Period, if any, will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals. All determinations of whether Performance Goals have been achieved, the number of Units earned by the Grantee, and all other matters, shall be made by the Committee in its sole discretion.
(b)    No later than ______, 20__ (the “Vesting Date”), the Committee will review and determine in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (ii) the number of Units that the Grantee has earned, if any, subject to compliance with the requirements of Paragraph 4. Such determination shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
4.    Vesting of Units. The Units are subject to forfeiture until they vest. The Units will vest and become nonforfeitable upon the Vesting Date, subject to (a) the achievement of the Performance Goals, and (b) the Grantee’s not having had a Termination of Service prior to the Vesting Date. In the event of cessation of employment, Units shall be treated as set forth in Appendix B.
5.    Change in Control. If a Change in Control occurs during the Performance Period, and the acquirer terminates or does not assume the Units or substitute comparable share units for the Units, the Units shall vest, without pro-ration, on the effective date of the Change in Control, based on the Committee’s assessment of the Company’s performance relative to the Performance Goals, and shall be paid within ten days following the effective date of the Change in Control. In the event of a Change in Control and the acquirer assumes the Units, the Units shall be treated as set forth in Appendix B.
6.    Payment of Units. Payment in respect of the Units earned for the Performance Period shall be made in shares of Stock and shall be issued to the Grantee within 10 days following the Vesting Date. The Company shall deliver to the Grantee a stock certificate for the number of earned and vested Units reduced by the number of shares of Stock having a value equal to the amount determined by the Company to be withheld for all applicable taxes pursuant to Section 21.
7.    Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee. Notwithstanding the foregoing, the Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company. No such designation shall be effective unless received prior to the death of Grantee. In the absence of such designation or if the beneficiary so designated shall not survive Grantee, the certificate or certificates shall be delivered to the estate of the Grantee.
8.    Rights as Common Stockholder. Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Dividends or dividend equivalents will not be paid with respect to the Units. Upon the issuance of a certificate for shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.
9.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's employment or other service at any time, with or without Cause.
10.    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
11.    Grantee’s Undertaking. Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on Grantee pursuant to the express provisions of this Agreement and the Plan. Grantee further agrees that if he or she is or becomes an insider of the Company for purposes of any applicable securities or other law or the Company’s insider trading policy, then the disposal of shares acquired pursuant to this Agreement shall be subject to restrictions under such law or policy.
12.    Modification of Rights. The rights of Grantee under this Agreement are subject to modification and termination in certain events as provided herein and/or the Plan.
13.    Compliance with Law. The issuance and transfer of shares of Stock in connection with the Units shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of the NASDAQ exchange. No shares of Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
14.    Change in Market Value. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Stock after the Date of Grant.
15.    Committee Authority. Any questions concerning the interpretation of this Agreement or the Plan, and any controversy which arises under this Agreement or the Plan shall be settled by the Committee in its sole discretion. All determinations and decisions of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
16.    Governing Law. This Agreement shall be governed under the laws of the State of Iowa without regard to the principles of conflicts of laws.
17.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Units may be transferred by will or the laws of descent or distribution.
18.    Entire Agreement/Severability. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto. If any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
19.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Units in this Agreement does not create any contractual right or other right to receive any Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
20.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Units, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
21.    Taxes. Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the Units or the delivery of the shares of Stock pursuant thereto, and Grantee authorizes the Company or any Subsidiary to pay any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith. The Company shall convert shares deemed necessary with such value based on the last sale price of the shares reported by NASDAQ on the date the amount of tax to be withheld is to be determined (i.e., on the Vesting Date). The Company shall pay the dollar value of the withheld shares as withholding to applicable tax authorities.

22.    Section 409A. This Agreement is intended to comply with an exemption to Section 409A of the Code and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
23.    Clawback. This Award is subject to the terms of the Company’s Clawback Policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances required repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award).
To confirm the foregoing, please accept in the E*Trade system by no later than ____ __, 20__, the final date for acceptance.
By your acceptance, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Award Agreement.

APPENDIX A
[Determined each year by Compensation Committee]

APPENDIX B

Scenario	PSUs*
Death/Disability	Payout at the end of the Performance Period, based on actual performance at end of Performance Period (not pro-rated)
Retirement at age 55 or later with 10 or more years of continuous service	Vesting continues subject to adherence with restrictive covenants; grants outstanding less than 12 months at time of retirement pro-rated based on portion of 12 months worked. Payout based on actual performance at the end of the Performance Period
Involuntary Termination without Cause; Voluntary Resignation for Good Reason (as applicable)	Pro-rata vesting based on months employed during the Performance Period, based on Committee’s assessment of Company performance against the Performance Goals as of the Termination of Service, with payout as soon as practical following the date of Termination of Service
Resignation	Awards are forfeited
Change in Control (“CIC”)	Upon the CIC, PSUs convert to a number of time-based RSUs based on performance-to-date including the CIC, based on the Committee’s assessment of Company performance against the Performance Goals; converted RSUs vest subject to continued service at the end of original Performance Period, subject to “double-trigger” vesting acceleration. “Double-trigger” vesting acceleration (i.e., vesting accelerates if either (a) successor entity does not assume, convert, continue the awards or (b) if successor does assume, convert, continue the awards and the participant is terminated without Cause (or resigns for Good Reason, if applicable) within 24 months of the CIC)
Any Other Termination	Unvested awards are forfeited
Good Reason definition. For those with employment agreements, the definition therein shall apply. For those without employment agreements, Good Reason shall mean: any of the following if the same occurs without Grantee’s express written consent: (a) a material diminution in Grantee’s base salary as of the date of the Award, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%), other than a salary reduction generally applied to all executives as a part of a company-wide effort to enhance the Company’s financial condition ; (b) a material diminution in Grantee’s authority, duties, or responsibilities; (c) a material change in the geographic location (defined as greater than fifty (50) miles from Omaha, NE) at which Grantee must perform the services; or (e) any material reduction or other adverse change in Grantee’s benefits, in the aggregate, under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits. To terminate for Good Reason, a Grantee must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition. Grantee shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.